Exhibit 4.1

Execution Version

WPX ENERGY, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 24, 2019

to the

INDENTURE

Dated as of September 8, 2014

TABLE OF CONTENTS

		Page
Article 1
Definitions

Section 1.01.	Relation to Base Indenture	1
Section 1.02.	Definition of Terms	1

Article 2
General Terms and Conditions of the Notes

Section 2.01.	Designation and Principal Amount	10
Section 2.02.	Maturity	10
Section 2.03.	Form, Payment and Appointment	10
Section 2.04.	Global Notes	11
Section 2.05.	Interest	12
Section 2.06.	No Sinking Fund	12
Section 2.07.	Satisfaction and Discharge	12

Article 3
Redemption of the Notes

Section 3.01.	Optional Redemption	13
Section 3.02.	Election or Obligation to Redeem; Notice to Trustee	14
Section 3.03.	Selection by Trustee of Notes to be Redeemed	14
Section 3.04.	Deposit of Redemption Price	14
Section 3.05.	Notes Redeemed in Part	15
Section 3.06.	Repurchases on the Open Market	15

Article 4
Change of Control

Section 4.01.	Offer to Repurchase Upon Change of Control	15

Article 5
Forms of Notes

Section 5.01.	Forms of Notes	17

Article 6
Original Issue of Notes

Section 6.01.	Original Issue of Notes	17

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THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of September 24, 2019, is between WPX Energy, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of September 8, 2014, between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of Securities of the Company;

WHEREAS, Section 10.01(c) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.01 and Section 2.02 of the Base Indenture;

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 5.250% Senior Notes due 2027 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Fourth Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture, and all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.01.      Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02.      Definition of Terms. For all purposes of this Fourth Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)           a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation;

(e)           the following terms have the meanings given to them in this Section 1.02(e):

“Additional Notes” shall have the meaning specified in Section 2.01.

“Applicable Premium” shall mean, with respect to any Note at any Redemption Date, the greater of:

(a)           1.0% of the principal amount of the Note; or

(b)           the excess of:

(i)	the present value at such Redemption Date of (A) the Redemption Price of the Note at October 15, 2022 (such Redemption Price being set forth in the table appearing in Section 3.01(d)) plus (B) all required interest payments due on the Note through October 15, 2022 (in each case excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over

(ii)	the principal amount of the Note.

“Borrowing Base” shall mean, with respect to borrowings under the Credit Agreement and any amendment to and/or modification or replacement of the foregoing in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other Indebtedness to the credit parties, using customary practices and standards for determining reserve-based borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for therein.

“Change of Control” shall mean:

(a)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Subsidiaries of the Company) of the Company and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or its Subsidiaries);

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(b)           the adoption of a plan relating or the liquidation or dissolution of the Company;

(c)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the Board of Directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(d)           a majority of the members of the Board of Directors or equivalent governing body of the Company ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the Notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

“Change of Control Offer” shall have the meaning specified in Section 4.01(b).

“Change of Control Payment” shall have the meaning specified in Section 4.01(b)(i).

“Change of Control Payment Date” shall have the meaning specified in Section 4.01(b)(ii).

“Change of Control Triggering Event” shall have the meaning specified in Section 4.01(a).

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“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of March 18, 2016, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” shall mean one or more debt facilities (including the Credit Agreement), commercial paper facilities, loan agreements, indentures or other financing agreements in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable for any consideration (other than Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration (other than Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock.

“DTC” shall have the meaning set forth in Section 2.04(a).

“Equity Offering” shall mean any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company, or other cash equity contribution to the Company, in each case after the date of this Fourth Supplemental Indenture.

“Global Note” shall have the meaning set forth in Section 2.04(a).

“holder” shall mean a Person in whose name a Note is registered.

“Hydrocarbons” shall mean oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Interest Period” shall have the meaning set forth in Section 2.05(a).

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“Investment Grade Rating” shall mean a rating equal to or higher than: (a) Baa3 (or the equivalent) by Moody’s; or (b) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate any series of Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” shall mean September 24, 2019.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other nationally recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company.

“Oil and Gas Business” shall mean (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, refining (but not crude oil refining), storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing, refining (but not crude oil refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Properties” shall mean all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain Proved Reserves.

“Proved Reserves” shall mean crude oil and natural gas reserves constituting “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act. For the avoidance of doubt, “proved oil and gas reserves” shall include any reserves attributable to natural gas liquids.

“Rating Agencies” shall mean Moody’s and S&P, or if S&P or Moody’s or both shall not make a rating on any series of Notes publicly available (other than as a result of voluntary action, or inaction, on the part of the Company), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” shall mean a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) as a result of a Change of Control by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the Notes have an Investment Grade Rating by each of the Rating Agencies, then “Rating Decline” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) as a result of a Change of Control by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

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“Record Date” shall have the meaning set forth in Section 2.05(b).

“Redemption Date” shall mean, with respect to any Note or portion thereof to be redeemed, each date fixed for such redemption by or pursuant to this Fourth Supplemental Indenture and the Notes.

“Redemption Price” shall mean, with respect to any redemption of Notes, the applicable redemption price set forth in this Fourth Supplemental Indenture.

“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., or, if S&P Global Ratings shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other nationally recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company.

“Treasury Rate” shall mean, in respect of any Redemption Date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2022; provided, however, that if the period from the Redemption Date to October 15, 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

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The terms “Base Indenture,” “Company,” “Indenture,” “Notes,” “Fourth Supplemental Indenture,” and “Trustee” shall have the respective meanings set forth in the recitals to this Fourth Supplemental Indenture and the paragraph preceding such recitals.

(f)            The definitions of “Permitted International Debt” and “Permitted Liens” from the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any series of securities issued under the Base Indenture prior to the date of this Fourth Supplemental Indenture, or to any subsequent series of securities issued under the Base Indenture as at the time supplemented and modified under the express terms of which series any such Section is to be applicable; and, insofar as relating to the Notes, any reference to “Permitted International Debt” and “Permitted Liens” in the Base Indenture shall instead be deemed to refer to the definitions of such terms in this Fourth Supplemental Indenture.

“Permitted International Debt” shall mean Indebtedness of any International Subsidiary for which neither the Company nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the Issue Date, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from the Company, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of the Company’s Board of Directors, are no less favorable to the Company or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by the Company or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Company or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” shall mean:

(a)           any Lien securing any Indebtedness under any of the Credit Facilities; provided that, the aggregate principal amount of all Indebtedness incurred thereunder (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.5 billion, (b) the sum of $750 million and 10.0% of Consolidated Net Tangible Assets, and (c) the Borrowing Base;

(b)           any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by the Company or any of its Subsidiaries, whether or not assumed by the Company or any of its Subsidiaries;

(c)           any Lien existing on any property of a Subsidiary of the Company at the time it becomes a Subsidiary of the Company and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with the Company or any Subsidiary thereof and not created in contemplation thereof;

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(d)           purchase money and analogous Liens incurred in connection with the acquisition (including through merger, consolidation or other reorganization), development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(e)           Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by the Company or any Subsidiary thereof and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(f)            leases constituting Liens existing on the Issue Date or thereafter existing and any renewals or extensions thereof;

(g)           any Lien securing industrial development, pollution control or similar revenue bonds;

(h)           Liens existing on the Issue Date;

(i)            Liens in favor of the Company or any of its Subsidiaries;

(j)            Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under this Indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(k)           Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by the Company or any of its Subsidiaries or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(l)            Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by this Indenture to be subject to Liens but subject to the same restrictions and limitations set forth in this Indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

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(m)          any Liens securing Indebtedness neither assumed nor guaranteed by the Company or a Subsidiary of the Company nor on which the Company or a Subsidiary of the Company customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Company or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by the Company or such Subsidiary;

(n)           any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment), or transportation equipment (including motor vehicles, aircraft and marine vessels);

(o)           undetermined Liens and charges incidental to construction or maintenance;

(p)           any Lien created or assumed by the Company or a Subsidiary of the Company on oil, gas, coal or other mineral or timber property owned or leased by the Company or a Subsidiary of the Company to secure loans to the Company or a Subsidiary of the Company, for the purpose of developing such properties;

(q)           any Lien created by the Company or a Subsidiary of the Company on any contract (or any rights thereunder or proceeds therefrom) providing for advances by the Company or such Subsidiary to finance oil, natural gas, hydrocarbon or other mineral exploration or development, which Lien is created to secure Indebtedness incurred to finance such advances;

(r)            any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of the Company or of any of the Company’s Subsidiaries to issuing banks in connection with letters of credits issued at the request of the Company or any Subsidiary of the Company;

(s)            Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(t)            Liens arising under or from farm-out or farm-in agreements, carried working interest arrangements or agreements, joint operating agreements, unitization and pooling arrangements and agreements, royalties, overriding royalties, contracts for sales of oil, gas or other mineral interests, area of mutual interest agreements, division orders, joint ventures, partnerships and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business;

(u)            Liens occurring in, arising from, or associated with Specified Escrow Arrangements;

(v)            Liens securing Permitted International Debt;

(w)           Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

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(x)           Liens in respect of production payments, forward sales and similar arrangements arising in connection with Indebtedness that is payable solely out of the proceeds of the sale of oil, natural gas, hydrocarbon or other minerals produced from the properties to which such Lien attaches.

Each of the foregoing paragraphs (a) through (x) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

Article 2
General Terms and Conditions of the Notes

Section 2.01.      Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to  Section 2.03 of the Base Indenture.

There is hereby authorized a series of Securities designated as 5.250% Senior Notes due 2027 initially limited in aggregate principal amount to U.S.$600,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, any Notes of such series pursuant to Sections 2.06, 2.07, 2.08, 2.09, 3.03 or 10.04 of the Base Indenture or Section 4.01(d) hereof). The Company may, without the consent of the holders of Notes, issue additional Notes (“Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any Additional Notes having such similar terms, together with the initial Notes, will constitute a single series of Notes under the Indenture; provided that if the Additional Notes are not fungible for U.S. federal income tax purposes with the initial Notes, the Additional Notes shall be issued under a separate CUSIP number. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Section 2.02.      Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest is October 15, 2027 (the “Maturity Date”).

Section 2.03.      Form, Payment and Appointment. Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form, bearing identical terms. The transfer of the Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Principal Office of the Trustee, acting through the corporate trust office of its affiliate, The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York 10286. The Company shall make all payments of principal of, premium, if any, and interest on the Notes in certificated form (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s address as shall appear in the Security Register or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s address as shall appear in the Security Register or, upon application by a holder to the Security Registrar not later than the relevant Record Date or, in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to such holder’s account within the United States (subject to surrender of such Note in certificated form in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the Security Registrar to the contrary in writing.

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No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and paying agent for the Notes shall initially be the Trustee.

The Specified Currency of the Notes shall be U.S. Dollars.

Section 2.04.      Global Notes.

(a)           The Notes shall be issued initially in the form of one or more permanent Global Securities in registered form (each, a “Global Note”). The Depository Trust Company (“DTC”) shall initially act as the Depositary for the Notes. Each Global Note (i) shall be deposited with the Depositary or its custodian and registered in the name of DTC’s nominee, (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions, and (iii) shall bear a legend substantially to the effect set forth in Section 2.12 of the Base Indenture.

(b)           The aggregate amount of Outstanding Notes represented by any Global Note may from time to time be increased or decreased to reflect exchanges. The Trustee may make any endorsement on a Global Note to reflect the amount, or any increase or decrease in the amount, or changes in the rights of holders of the Notes represented thereby, in each case in accordance with the terms of the Indenture and the Notes. Each Global Note shall represent the aggregate amount of Notes from time to time endorsed thereon.

(c)           Unless and until any Global Note for the Notes is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes evidenced by such Global Note shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary, in each case as the Securityholder of such Notes.

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(d)           Notwithstanding Section 2.03, the Company shall make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Depositary or its nominee.

Section 2.05.      Interest.

(a)           Interest payable on any Interest Payment Date, the Maturity Date or, if applicable, the Redemption Date, with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of September 24, 2019, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be (each, an “Interest Period”).

(b)           Interest on the Notes shall accrue at the rate of 5.250% per annum. Interest shall be payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), beginning on April 15, 2020 to, but excluding, the Maturity Date of the Notes. Interest shall be payable to the Persons in whose names the relevant Notes are registered at the close of business on the April 1 or October 1 (whether or not a Business Day), respectively, immediately prior to each Interest Payment Date (each, a “Record Date”).

(c)           The amount of interest payable for any full semi-annual Interest Period in respect of the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period in respect of the Notes will be calculated on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(d)           In the event that the Maturity Date, a Redemption Date or a Change of Control Payment Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest will be made on the next succeeding day that is a Business Day (and no additional interest will accrue on the amount payable for the period from and after such Maturity Date, Redemption Date or a Change of Control Payment Date, as the case may be).

Section 2.06.      No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.07.      Satisfaction and Discharge. Article 12 of the Base Indenture contains provisions for the satisfaction and discharge of the Indenture and the legal and covenant defeasance of the obligations of the Company with respect to any series of Securities at any time upon compliance by the Company with certain conditions set forth therein, which provisions shall apply to the Notes.

12

Article 3
Redemption of the Notes

Section 3.01.      Optional Redemption.

(a)           The Notes may be redeemed at the option of the Company pursuant to the terms set forth in (b), (c) and (d) below. With respect to a redemption pursuant to clause (c) below, the Company shall give the Trustee notice of the related Redemption Price promptly after the determination thereof and the Trustee shall have no responsibility for determining such Redemption Price. Except as otherwise provided in this Article 3, Notes shall be redeemed in accordance with the provisions of Article 3 of the Base Indenture.

(b)           At any time prior to October 15, 2022, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) issued under this Fourth Supplemental Indenture, upon notice as provided in the Indenture, at a Redemption Price equal to 105.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(i)           at least 65% of the aggregate principal amount of Notes originally issued under this Fourth Supplemental Indenture on the date hereof (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii)          the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c)           At any time prior to October 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date.

(d)           On or after October 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice as provided in the Indenture, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to but excluding the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date:

13

Year	Percentage
2022	102.625%
2023	101.750%
2024	100.875%
2025 and thereafter	100.000%

(e)           Notwithstanding Section 3.02 of the Base Indenture, notice of redemption pursuant to this Section 3.01 may be conditioned on one or more conditions precedent specified in such notice. The Company shall notify the Trustee in writing promptly upon the satisfaction of any such conditions precedent.

(f)            Notwithstanding Section 3.03 of the Base Indenture, Notes called for redemption shall become due on the date fixed for redemption, subject to the satisfaction of any conditions to the redemption.

Section 3.02.      Election or Obligation to Redeem; Notice to Trustee.

The election pursuant to Section 3.01 of the Company to optionally redeem the Notes shall be evidenced by or pursuant to a Board Resolution. In case of any redemption of such Notes, the Company shall, at least 35 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of the Notes to be redeemed.

Section 3.03.      Selection by Trustee of Notes to be Redeemed.

If less than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by DTC in accordance with its standard procedures; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.

The Trustee shall promptly notify the Company and the Security Registrar (if other than itself) in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Fourth Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of the Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal of such Notes which has been or is to be redeemed.

Section 3.04.      Deposit of Redemption Price.

At or prior to 10:00 a.m., New York City time, on any Redemption Date, the Company shall deposit, with respect to the Notes called for redemption pursuant to Section 3.03 of the Base Indenture, with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 4.04 of the Base Indenture) an amount of money in Dollars sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any accrued interest on all such Notes or portions thereof which are to be redeemed on that date.

14

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium, until paid, shall bear interest from the Redemption Date at the rate borne by the Notes.

Section 3.05.      Notes Redeemed in Part.

Any Note which is to be redeemed only in part shall be surrendered at any Place of Payment for such Note (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, containing identical terms and provisions, of any authorized denomination as requested by such holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal amount of the Note so surrendered. If a Global Note is so surrendered, the Company shall execute, and the Trustee shall authenticate and deliver to or on behalf of the Depositary for such Global Note as shall be specified in the Company Order with respect thereto to the Trustee, without service charge, a new Global Note in a denomination equal to and in exchange for the unredeemed portion of the principal of the Global Note so surrendered.

Section 3.06.      Repurchases on the Open Market.

The Company or any Affiliate of the Company may at any time or from time to time repurchase any of the Notes in the open market or otherwise. Such Notes may, at the option of the Company or the relevant Affiliate of the Company, be held, resold or surrendered to the Trustee for cancellation.

Article 4
Change of Control

Section 4.01.      Offer to Repurchase Upon Change of Control.

(a)           If a Change of Control occurs and is accompanied by a Rating Decline with respect to the Notes (together, a “Change of Control Triggering Event”), each registered holder of the Notes will have the right to require the Company to offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of any Notes must be in a minimum denomination of $2,000) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase.

(b)          Within 30 days following any Change of Control Triggering Event, the Company will mail a notice (the “Change of Control Offer”) to each holder of Notes with a copy to the Trustee stating:

15

(i)          that a Change of Control Triggering Event has occurred with respect to the Notes and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(ii)         the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(iii)        the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

(c)           On the Change of Control Payment Date the Company will, to the extent lawful:

(i)          accept for payment all Notes or portions thereof (in integral multiples of $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unpurchased portion of any Note must be in a minimum denomination of $2,000) properly tendered and not withdrawn under the Change of Control Offer;

(ii)         deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii)        deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company.

(d)          The Paying Agent will promptly mail or otherwise deliver to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e)          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.01 by virtue of such compliance.

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date for the Notes, accrued and unpaid interest, if any, will be paid to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

16

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Article 5
Forms of Notes

Section 5.01.      Forms of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A-1 hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

Article 6
Original Issue of Notes

Section 6.01.      Original Issue of Notes. The Notes having an aggregate principal amount of U.S. $600,000,000 (subject to Section 2.01) may from time to time, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to  Section 2.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Article 7
Miscellaneous

Section 7.01.      Ratification of Indenture. The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.02.      Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 7.03.      Governing Law; Submission to Jurisdiction. THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FOURTH SUPPLEMENTAL INDENTURE OR ANY NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

17

Section 7.04.      Waiver of Trial by Jury. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF NOTES, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.05.      Table of Contents, Headings, etc. The table of contents and the titles and headings of the articles and sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.06.      Execution in Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 7.07.      Separability; Benefits. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable, in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability of the remaining provisions shall not in any way be affected or impaired thereby. Nothing in this Fourth Supplemental Indenture or in the Notes, expressed or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

[Signature Page Follows]

18

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first written above.

WPX ENERGY, INC.

By:
	Name:	J. Kevin Vann
	Title:	Executive Vice President,
Chief Financial Officer and Treasurer

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A-1

[IF THIS NOTE IS TO BE A GLOBAL SECURITY, INSERT:]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

WPX ENERGY, INC.

5.250% Senior Notes due 2027

CUSIP: [_________]1
ISIN: [_________]2

No. _______	$_______

WPX ENERGY, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to __________, or registered assigns, [the principal sum of $__________]3 on October 15, 2027 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from September 24, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing _________, at the rate of 5.250% per annum, until the principal hereof is paid or duly provided for or made available for payment.

[1]	Initial Note: 98212B AJ2

[2]	Initial Note: US98212BAJ26

[3]	USE THE FOLLOWING LANGUAGE INSTEAD FOR GLOBAL SECURITIES: [the principal sum as set forth in the Schedule of Increases or Decreases In Note attached hereto]

A-1-1

The amount of interest payable for any full semi-annual Interest Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period will be calculated on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). The term “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another Place of Payment are authorized or required by law, regulation or executive order to close. The term “Place of Payment” shall mean the place or places where the principal of, or any premium or interest on, this Note are payable.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note, or any predecessor Note, is registered at the close of business on the Record Date for such Interest Payment Date.

The Company shall make all payments of principal of, premium, if any, and interest on this Note by check or wire transfer as set forth in the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-1-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WPX ENERGY, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated:  [____________]4

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

4 Initial Note: September 24, 2019

REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of September 8, 2014, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee), as amended and supplemented by the Fourth Supplemental Indenture, dated as of September 24, 2019, between the Company and the Trustee (the “Fourth Supplemental Indenture,” the Base Indenture as supplemented by the Fourth Supplemental Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000.

All terms used but not defined in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

At any time prior to October 15, 2022, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Fourth Supplemental Indenture, upon notice as provided in the Indenture, at a Redemption Price equal to 105.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

i.	at least 65% of the aggregate principal amount of Notes originally issued under this Fourth Supplemental Indenture on the date hereof (including any Additional Notes but excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

ii.	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to October 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date.

On or after October 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice as provided in the Indenture, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to but excluding the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date:

A-1-R-1

Year	Percentage
2022	102.625%
2023	101.750%
2024	100.875%
2025 and thereafter	100.000%

The term “Redemption Price” means, with respect to any redemption of Notes, the applicable redemption price for such Notes set forth in the preceding three paragraphs; and the term “Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

The Company shall mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) notice of any redemption to the registered holders of the Notes to be redeemed at least 30 and not more than 60 days prior to the Redemption Date. If Notes are only partially redeemed pursuant to the preceding paragraphs, the Notes to be redeemed shall be selected by the Depositary in accordance with its standard procedures. The Redemption Price for any Notes to be redeemed shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such later time as is then permitted by the rules of the Depositary for the related Notes (if then registered as a Global Note); provided that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price for the Notes to be redeemed by 10:00 a.m., New York City time, on the date such Redemption Price is to be paid.

Notwithstanding Section 3.02 of the Base Indenture, notice of redemption pursuant to the Indenture may be conditioned on one or more conditions precedent specified in such notice.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof. Except as set forth in the preceding paragraphs and in Article 3 of the Fourth Supplemental Indenture, the Company may not redeem the Notes at its option prior to the Maturity Date.

Upon a Change of Control Triggering Event, the Company may be required to offer to repurchase all or any part of the Notes.

The Notes are not entitled to the benefit of any sinking fund.

A-1-R-2

The Indenture contains provisions for defeasance of the obligations of the Company at any time upon compliance by the Company with certain conditions set forth therein, which provisions apply to the Notes.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes at any time by the Company and the Trustee, with the consent of the holders of a majority in the aggregate principal amount of the Securities of each series affected thereby at the time Outstanding, voting as a single class. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, except as provided for in Section 2.04 of the Fourth Supplemental Indenture. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

A-1-R-3

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish a copy of the Indenture to any holder upon written request and without charge.

A-1-R-4

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee) and irrevocably appoints agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE5

The initial principal amount of this Note is $                         . The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee

5 Insert if this Note is to be a Global Security.